LAZARD LLC

                                 May 20, 2005



Trustees of The Cranberry Dune 1998
   Long-Term Trust
c/o Wilmington Trust Company
1100 North Market Street
Wilmington, Delaware 19890

Dear Sirs and Madam:

         This letter agreement sets forth the mutual understanding between Lazard LLC ("Lazard" on its behalf and on behalf of its subsidiaries and affiliates (collectively with Lazard, and its and their predecessors and successors, the "Lazard Group") and the Trustees of The Cranberry Dune 1998 Long-Term Trust under agreement dated as of December 17, 1998, between Bruce Wasserstein, as Donor, and Morris W. Wasserstein, Pamela Simone Wasserstein, Michael J. Biondi, and Wilmington Trust Company, as Trustees (the "Family Trust"), regarding the rights and obligations applicable to the Exchangeable Interests (as defined in the Agreement Relating to the Reorganization of Lazard by and between Lazard and Bruce Wasserstein (the "Reorganization Agreement")) that are held in the Family Trust as set forth on Schedule I attached hereto as a result of the reorganization of Lazard (the "Reorganization"), that occurred on May 10, 2005 substantially on the terms and conditions described in Amendment No. 4 to the Registration Statement on Form S-1, dated April 18, 2005, as filed with the Securities and Exchange Commission, relating to the initial public offering (the "IPO") and together with the Reorganization and the consummation of the mandatory sale of all "Interests" (as defined in the LLC Agreement) pursuant to Section 6.02(b) of the LLC Agreement (as the provisions of such Section 6.02(b) may be waived or modified) or otherwise (the "HoldCo Formation"), of shares of Class A common stock of Lazard Ltd, a Bermuda limited company ("PubliCo").

         The Exchangeable Interests held by the Family Trust shall be treated in the same manner as, and have the same rights and obligations as, the Exchangeable Interests held by the Executive as of the date of the Reorganization as set forth in the Reorganization Agreement; provided that, for purposes of the Exchangeable Interests held by the Family Trust, references in the Reorganization Agreement to the "Executive" shall be deemed, where appropriate, to be or include references to the Family Trust, whether or not this is expressly specified in the relevant provisions of the Reorganization Agreement; provided further, for the avoidance of doubt, that references in the Reorganization Agreement to the Executive's continued employment or service with Lazard or one of its affiliates shall be references to Mr. Wasserstein only.

         To the extent required of Mr. Wasserstein and requested by the Lazard Group, the Family Trust shall become a party to or otherwise agree to be bound by the terms of any agreements referred to in the Reorganization Agreement, including without limitation the stockholders' agreement referred to in
Section 2(d) thereof, or required to be entered into in connection with the

Reorganization or HoldCo Formation, and the Lazard Group may condition its obligations in respect of the Exchangeable Interests held by the Family Trust on the satisfaction by the Family Trust of the foregoing requirement.

         Lazard hereby agrees that following the HoldCo Formation and subject to the completion of the IPO, it will nominate to the board of directors of PubliCo one person designated by the Family Trust (or its designee) until such time as (1) the PubliCo Shares then owned, directly or indirectly, by the Family Trust or any beneficiaries thereof (in the aggregate), plus (2) the PubliCo Shares issuable under the terms of any Exchangeable Interests issued by the Lazard Group then owned, directly or indirectly, by the Family Trust or any beneficiaries thereof (in the aggregate), constitute less than 50% of the PubliCo Shares issuable under the terms of any Exchangeable Interests initially issued by the Lazard Group in connection with the HoldCo Formation and held by the Family Trust (in the aggregate) as of the IPO Date.

         This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflict of laws which could cause the application of the law of any jurisdiction other than the State of New York. This Agreement may not be amended or modified, other than by a written agreement executed by the parties hereto. This Agreement shall be binding upon and inure to the benefit of Lazard and the Family Trust and their respective successors and assigns.

         Each of Lazard and the trustees of the Family Trust, intending to be legally bound, has caused this letter agreement to be executed and delivered in its name and on its behalf as of the date first above written.

                                       LAZARD LLC
                                       (on its behalf, and on behalf of its
                                       subsidiaries and affiliates and their
                                       successors and assigns)


                                       By:  /s/ Michael J. Castellano
                                          --------------------------------------
                                       Name:  Michael J. Castellano
                                       Title: Chief Financial Officer




ELLIS JONES, as Trustee for The
Cranberry Dune 1998 Long-Term
Trust


/s/ Ellis Jones
-------------------------------------
Name:  Ellis Jones
Title:  Trustee